UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 12, 2009

Date of Report (Date of earliest event reported)

ENTRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	000-24733	62-1670648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lincoln Centre 5400 LBJ Freeway Suite 1340 Dallas, Texas	75240
(Address of principal executive offices)	( Zip Code)

(972) 728-0447

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

(a) On April 12, 2009, Entrust, Inc., a Maryland corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, HAC Holdings, Inc, a Delaware corporation (“Newco”), and Helen Acquisition Corporation, a Maryland corporation and a wholly owned subsidiary of Newco (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into the Company, and as a result the Company will continue as the surviving corporation and a wholly owned subsidiary of Newco (the “Merger”). Newco is controlled by a private equity fund associated with Thoma Bravo, LLC (“TB”).

Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of common stock of the Company (collectively, the “Common Stock”), other than shares owned by the Company, Newco or Merger Sub, will be canceled and extinguished and automatically converted into the right to receive $1.85 in cash, without interest.

The Merger Agreement contains a provision under which the Company may solicit alternative acquisition proposals for the next 30 calendar days, concluding May 13, 2009. After expiration of such period, the Company is subject to a “no-shop” restriction on its ability to solicit alternative acquisition proposals, provide information and engage in discussions with third parties. The no-shop provision is subject to a “fiduciary-out” provision that allows the Company under certain circumstances to provide information and participate in discussions at any time with respect to unsolicited alternative acquisition proposals.

The Merger Agreement contains certain termination rights for both the Company and Newco. The Merger Agreement provides that, upon termination under specified circumstances, the Company would be required to pay Newco a termination fee of either $2.29 million or $4.58 million, depending on the timing and circumstances of the termination and, under certain circumstances, to reimburse Newco for an amount not to exceed $1 million for transaction expenses incurred by Newco and its affiliates. The Company’s reimbursement of Newco’s expenses would reduce the amount of any required termination fee payable that becomes payable by the Company.

Newco has obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement. The aggregate proceeds of the equity commitment will be sufficient to fully finance the Merger and the other transactions contemplated thereby. Consummation of the Merger is not subject to a financing condition, but is subject to customary conditions to closing, including the approval of the Company’s shareholders and receipt of requisite antitrust approvals. The affirmative vote of two-thirds of the Company’s outstanding shares is required to approve the Merger.

The Company is entitled to seek specific performance against Newco in order to enforce Newco’s obligations under the merger agreement. The Company is a named third party beneficiary of the equity commitment. In addition, Newco’s obligation to pay the merger consideration and Newco’s liability for any breaches of the merger agreement, up to the aggregate merger consideration amount, is guaranteed by a fund affiliated with TB.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Board of Directors of the Company (the “Board of Directors”) approved the Merger Agreement. Barclays Capital Inc. (“Barclays”) serves as the financial advisor to the Board of Directors. On April 12, 2009, Barclays delivered a written opinion to the Board of Directors that, as of the date of the opinion, from a financial point of view, the consideration to be offered to the shareholders of the Company in the Merger is fair to such shareholders.

On April 13, 2009, the Company issued a press release announcing that it had entered into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Newco or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Voting Agreement

On April 12, 2009, the Company and certain directors and officers, in their individual capacities, along with selected stockholders (including Empire Capital and certain affiliated entities) (collectively, the “Selected Stockholders”), entered into a voting agreement (the “Voting Agreement”) pursuant to which the Selected Stockholders agreed to vote in favor of the adoption and approval of the Merger Agreement, the Merger and the transactions contemplated thereby, under specified circumstances. In addition, the Specified Stockholders agreed not to directly or indirectly transfer their respective shares of Common Stock during the term of the Voting Agreement. The Selected Stockholders represent approximately 20% of the Company’s total shares outstanding as of April 9, 2009.

The foregoing description of the Voting Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the form of Voting Agreement, which is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Additional Information and Where You Can Find It

In connection with the proposed transaction, the Company will file a proxy statement and relevant documents concerning the proposed transaction with the SEC. Investors and security holders of the Company are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information about the Company and the proposed transaction. The proxy statement (when it becomes available) and any other documents filed by the Company with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Company by contacting Entrust Investor Relations at david.rockvam@entrust.com or via telephone at 972-728-0424. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

The Company and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the transaction. Information regarding the interests of such directors and executive officers (which may be different then those of the Company’s shareholders generally) is included in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of the Company’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Entrust Investor Relations, at http://www.entrust.com\investor.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated April 12, 2009 by and among the Company, Newco Merger Sub.

10.1	Form of Voting Agreement, dated April 12, 2009, by and among the Company and the Selected Stockholders.

99.1	Press Release, dated April 13, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTRUST, INC.

Date: April 13, 2009	/s/ F. William Conner
F. William Conner
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated April 13, 2009 by and among the Company, Newco Merger Sub.

10.1	Form of Voting Agreement, dated April 13, 2009, by and among the Company and the Selected Stockholders.

99.1	Press Release, dated April 13, 2009.